EXHIBIT 99.1

Contact: Ed Dickinson Chief Financial Officer 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES ACQUISITION OF TECHNICAL CHANGE ASSOCIATES

ST. LOUIS - February 13, 2006 - LMI Aerospace, Inc. (Nasdaq:LMIA) a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace defense and technology industries announced today it has acquired Technical Change Associates, Inc. (TCA), a provider of lean manufacturing, facility layout and business planning consulting services. TCA is based in Ogden, Utah. While the terms of the transaction were not disclosed, the acquisition is not material from a financial point of view.

TCA provides services to small to middle market manufacturers through its staff of sixteen consultants and subcontractors and focuses principally on the metal products markets. TCA has provided lean manufacturing training, facility design and employment search services to LMI since 1993. David R. Dixon, President of TCA, will remain in his role.

Ronald S. Saks, President and Chief Executive Officer of LMI, said, “We plan to use LMI’s resources to enable TCA to broaden its consulting capabilities and handle larger projects. Additionally, we plan to tap the capabilities of TCA’s staff to support our operational objectives, including development of the LMI Academy and expansion of our lean manufacturing initiatives.”

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This press release includes forward-looking statements related to LMI’s outlook for 2006, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2004 for more details.

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